Prospectus Supplement No. 10                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 4, 2000)                    SEC File No. 333-91777

                                    Siebel
                                   eBUSINESS

                                 $300,000,000
      of 5 1/2% Convertible Subordinated Notes due September 15, 2006 and 12,866,520 Shares of Common Stock Issuable upon Conversion of the Notes


     This is a supplement to the Prospectus, dated February 4, 2000 forming a part of the Registration Statement on Form S-3 (Registration No. 333-91777) filed by Siebel Systems, Inc. Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to supplement the information set forth in the Prospectus regarding the selling security holders. The table below includes for the additional selling security holders:

     .    their name
     .    notes owned as of April 4, 2001 and offered under the Prospectus
     .    the shares of our common stock issuable upon conversion of the notes
     .    the shares of our common stock offered under the Prospectus
     .    the shares of our common stock owned after the offering

Each of the selling security holder named below acquired notes from a selling security holder named in the Prospectus. All of the information regarding beneficial ownership was furnished to us by selling security holders. Beneficial ownership of the notes and common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Exchange Act of 1934.

                                                    Principal
                                                    Amount of
                                                      Notes        Stock Issuable                 Stock Owned
                                                  Beneficially         upon           Common         after
              Name                                  Owned and      Conversion of      Stock      Completion of
                                                     Offered         the Notes       Offered      the Offering
Berger Large Cap Growth Fund                      $ 3,172,000        136,042         136,042            --
Berger IPT Growth & Income Fund                       322,000         13,810          13,810            --
Lehman Brothers Inc.                                  500,000         21,444          21,444            --

     No estimate can be given as to the amount of the notes and common stock that will be held by the selling security holders at the end of sales of these notes because the selling security holders may offer all or portions of the notes or shares of common stock acquired through conversion of these notes. Additionally, the selling security holders named above may have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act of 1933. These sales would affect the data in the table above.

     We may from time to time supplement or amend the Prospectus to reflect the required information concerning and transferee, pledgee, donee or successor to the selling security holders named in the prospectus.

           The date of this Prospectus Supplement is April 5, 2001.